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                     July 26, 2022

       Robert P. Mack
       Chief Financial Officer
       Polaris Inc.
       2100 Highway 55
       Medina, Minnesota 55340

                                                        Re: Polaris Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-11411

       Dear Mr. Mack:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing